EXHIBIT 10.1

CONSULTING AGREEMENT WITH ADVANCED EQUITY SOLUTIONS, INC.
DATED FEBRUARY 21, 2012

CONSULTING AGREEMENT

This Agreement is entered into this  21st day of  February , 2012, between Trail Blazer, Inc. a Nevada corporation (the “Company”), and Advanced Equity Solutions, Inc.  (AESI) a Nevada Sub-Chapter "S" Corporation (“Consultant”).

Recitals

A.           The Company is desirous of continuing to have its capital stock traded in a Public Market (as hereinafter defined), and to merge with an operating entity to position itself for long term stability and market acceptance.

B.           Consultant is in the business of providing consulting services and other assistance to entities to assist them positioning to have their equity securities traded in a Public Market and to help the Company accomplish its goals.

C.           The Company is currently a Publicly Traded company with "Shell" status.

Agreement

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                 Definitions.  The following words or phrases shall have the meanings ascribed below:

a.      A “34 Act Corporation” is a corporation which has any of its authorized capital stock registered under Sections 12 or 15 of the Securities Exchange Act of 1934, whether or not the filings required as a result of said registration are correct.

b.      An “Affiliate” is a Person that directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, another Person.

c.      “Control” or “Controlled” relates to the ability to exert a material influence on the establishment or maintenance of the policies of a Person.

d.      “Due Diligence” means the act of conducting an investigation of a subject, which investigation is reasonably prudent under the circumstances.

e.      “Person” shall mean a corporation, partnership or other entity, as well as an individual.

f.      “Pre-Transaction Period” is defined in Section 2.

g.      “Public Market” means any United States national stock exchange, the NASDAQ System, or over-the counter and quoted on the so-called pink sheets.

h.      A “Public Shell” is a 34 Act Corporation which will likely have negligible or no net worth, and no identifiable business.

i.      “Transaction” means any transaction, including a merger or other reorganization, pursuant to which the Company or an Affiliate of the Company becomes a 34 Act Corporation.

2.           Pre-Transaction Engagement of Consultant.  The Company hereby engages Consultant, and the Consultant agrees, from the date hereof until the occurrence of a Transaction or until 180 days from the date of this Agreement, which period may be extended upon notice to the Company at the option of the Consultant for up to 60 days (the “Pre-Transition Period”), to act as the Company’s consultant to:

a.           Analyze and discuss strategies to facilitate the Company’s goals to continue to have its capital stock traded in a Public Market;

b.           Introduce to the Company a suitable operating entity, and the persons controlling the operating entity, for the purpose of a Transaction;

c.           Provide advice and guidance to the Company in facilitating a Transaction.

d.           Introduce the Company to accredited investors, venture capital firms and other potential institutional investors who might have an interest in assisting the Company to raise capital for its stated purposes

e.       Conduct Due Diligence and analysis with respect to the Company and its business, as Consultant deems appropriate.

3.           Post-Transaction Obligations of Consultant.  The Company hereby engages Consultant, and Consultant agrees, following the occurrence of a Transaction, and for a period of 90 days (which period may be extended upon notice to the Company at the option of Consultant for up to 60 days), to act as the Company’s consultant to:

a.           Consult with the Company’s Board of Directors in planning for any equity or debt financing, including providing guidance as to the capital requirement of the Company and its equity or debt financing.

b.           Assist the Company in preparing for Due Diligence that might be conducted by a potential investor in the Company’s equity or debt instruments.

c.           Continue to provide the services outlined in subparagraphs a and d of Section 2.

4.           Consultant’s Compensation.  Other than the reimbursement of expenses incurred by Consultant as provided in Section 5, Consultant’s sole compensation for its services provided hereunder shall consist of five million (5,000,000) shares of the Company, and/or other compensation, as the parties may agree.  Said shares to be issued to Consultant upon execution of this Consulting Agreement.  Said shares to be issued to

Consultant or its assigns, pursuant to instructions to be provided by Consultant.  As the success of Consultant’s efforts under Section 3 will enhance the value of Consultant’s equity interest in the Public Shell, such success is sufficient consideration for its efforts under that Section.  Accordingly, notwithstanding the post-Transaction obligations of Consultant under Section 3, Consultant will not receive any compensation in addition to that provided in this Section, except as may be subsequently agreed to between Consultant and the Company, and the compensation identified in this Section shall be deemed to be earned at the time of the Transaction.

This Agreement does not Contemplate Acts of a Finder, Underwriter, Broker, Dealer, Promoter or any Act that would constitute the Offer and Sale of Securities. TME acknowledges and agrees that no representations or warranty has been made by DEPLLC, it’s associates, affiliates or any other person as to the successful outcome of any financial plan, private or public financing or other business plans put forth by DEPLLC its affiliates or associates. TME further acknowledges and agrees that DEPLLC, its affiliates and/or associates have not, and will not act or be considered to act as a finder, underwriter, broker, dealer or promoter of any of TME securities, either in private or public transactions.  TME represents and warrants that all payments and authorizations under this Agreement constitute compensation for services performed or to be performed and do not constitute an offer, payment, promise or authorization for payment to DEPLLC, or its affiliates and/or associates to act as a finder, underwriter, broker, dealer or promoter of any of TME securities.

5.           Costs and Expenses.

a.           Company Responsibility.  The Company shall be responsible for all expenses incurred in connection with this Agreement and the Transaction, including but not limited to (i) fees and expenses of legal counsel for the Company, (ii) fees and expenses of accountants for the Company, (iii) costs and expenses necessary to establish a stock transfer agent, and (iv) costs and expenses relating to compliance with federal and state securities laws and registrations, and with the requirements of the Financial Institutions National Regulatory Association.  Notwithstanding the foregoing, Consultant shall, and the Company shall not, be responsible for the cost incurred by Consultant in (i) locating, (ii) conducting Due Diligence or research relating to, or activities in support of preparing the Public Shell for a Transaction.  While Consultant may pay certain expenses on behalf of the Company, it has no obligation to do so.  Expenses for legal counsel, SEC filing preparations and audits prior to a merger, will be paid by Consultant, and reimbursed by the company at the appropriate time, or converted to additional equity, at Consultant's sole discretion, pursuant to terms mutually acceptable to the parties.

b.           Consultant Responsibility.  Consultant shall be responsible for costs and expenses incurred in locating, gaining access to and investigating a suitable operating entity, and for conducting due-diligence and preparing the Public Shell for a Transaction with the Company or any Affiliate.

c.           Reimbursement.  The Company shall reimburse Consultant for direct out-

of-pocket expenses reasonably incurred by the Consultant pre-Transaction during the Term of the Agreement (including expenses paid on behalf of the Company under subsection 5a) exclusively in connection with the performance of Consultant’s service hereunder upon the presentation to the Company by Consultant of (i) a written request certifying that the expenses were incurred consistent with this Agreement, and (ii) receipts and itemized accounts of such expenditures in accordance with the rules and regulations of the Internal Revenue Code.  Such request for reimbursement will be made by Consultant within 30 days following the date of the Transaction and paid by the Company within 15 days following the receipt of such a request unless the Parties agree to a different repayment schedule, and shall not exceed $500,000 unless with prior mutual consent.  Company shall reimburse Consultant for direct out-of-pocket expenses reasonably incurred by the Consultant post-Transaction (including expenses paid on behalf of the Company under subsection 5a) exclusively in connection with the performance of Consultant’s service hereunder upon presentation to the Company by Consultant of (i) a written request certifying that the expenses were incurred consistent with this Agreement, and (ii) receipts and itemized accounts of such expenditures in accordance with the rules and regulations of the Internal Revenue Code.  Such request for reimbursement will be made by Consultant within 30 days following the end of the calendar month in which the expenses were incurred and paid by the Company within 15 days following the receipt of such request, unless the Parties agree to a different repayment schedule.

6.           Exclusivity.  Consultants engagement hereunder is exclusive, and the Company will not engage any other person to provide the services set forth in Section 2, or enter into any agreement, understanding or letter of intent to merge or effect a reorganization with, or allow an Affiliate to merge or effect a reorganization with, a Public Shell, during the Pre-Transaction Period, except as contemplated herein.

7.           Other Obligations of the Company.

a.           Cooperation.  The Company will cooperate with Consultant and provide Consultant with such documents and other information (See Exhibit "B"), and provide Consultant with access to officers, directors, attorneys, accountants, advisors and employees of the Company and its Affiliates, as Consultant may reasonably require or request, in order to permit Consultant to conduct Due Diligence and to carry out its obligations and permitted activities as contemplated herein.

b.           Reasonable Efforts to Merge.  During the Pre-Transition Period, the Company will, or will cause an Affiliate to, use its best efforts to diligently and promptly enter into, and carry out the terms of, a definitive agreement with a suitable operating entity introduced to the Company, as provided in Subsection 2b.

8.           Warranties and Representations of the Company.  The Company represents and warrants to Consultant as follows:

a.           Organization and Standing.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State indicated in the first paragraph of this Agreement, and has full power and authority to carry on its business as now conducted and to own and operate its assets, properties and business.

b.           Authorization.  All corporate and other proceedings required to be taken by or on the part of the Company, including, without limitation, all action required to be taken by the Company to authorize the Company to enter into and carry out this Agreement have been duly and properly taken, and this Agreement has been, and, at the time of a Transaction will be, valid and enforceable against the Company in accordance with its terms.

c.           Financial Statements.  The balance sheet provided to Consultant, as derived from the books and records of the Company, fairly presents the financial condition of the Company as of December 31, 2011 (the “Date of Financials”) in accordance with generally accepted accounting principles and practices as consistently applied by the Company.  Subsequent to the Date of Financials, the Company has not incurred any liabilities, debts or obligations, other than those incurred in the ordinary course of business.

d.           Material Changes.  Since the Date of Financials there has not been:

i.	any material adverse change in the condition (financial or other) of the properties, assets or business of the Company;

ii.	any occurrence, event or condition of any character which may materially affect assets, properties or business of the Company; or

iii.	any change in the Company's accounting methods or practices or any material change in depreciation or amortization policies or rates theretofore adopted by the Company.

e.           Absence of Certain Changes.  Since the Date of Financials, the Company has not:

i.	incurred any liability, obligation or debt which would have a material and adverse affect on the Company;

ii.	sold, assigned or transferred any of the assets, or canceled any debts or claims held by the Company which would have a material and adverse affect on Consultant's use or operation of the Company;

iii.	waived or compromised any rights in favor of the Company of any substantial value which would have a material and adverse affect on Consultant's use or operation of the Company.

f.           Compliance.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not:

i.
result in the breach of any of the terms or conditions of, or constitute a default under or violate, as the case may be, the Articles of Incorporation or By-Laws of the Company, or any agreement, mortgage, note, bond, indenture, license or other document or undertaking, oral or written, to which the Company is a party or by which it may be bound, or by which it or any of the property or assets of the Company may be affected; or

ii.	violate any law, order, writ, injunction or decree of any court, administrative agency or governmental body.

g.           Due Performance.  The Company has in all material respects performed all obligations required to be performed by it under, and is not in default in any material respect of, any agreement, mortgage, note, bond, indenture, license or other document or undertaking, oral or written, to which it is a party or by which it may be bound.  The Company is not in violation or default in any material respect of any order, writ, injunction or decree of any court, administrative agency or governmental body.  To the best of the Company’s knowledge, the Company is not in violation or default in any material respect of any statute, rule or regulation of any applicable governmental unit or agency.

h.           Litigation.  There are not any claims, actions, suits, charges, arbitrations, proceedings, investigations or controversies, administrative or judicial, pending or threatened against the Company other than those identified in Appendix D.  In all cases, the Company represents and warrants that any litigation will be cleared or settled thirty days prior to the planned date of Transaction.

i.           Taxes.  The Company does not have any knowledge of any unpaid taxes, and does not have any knowledge of any proposed or threatened unassessed deficiency, or any pending or threatened audit or investigation with respect to any such taxes.

j.           Finders.  The Company has not engaged any broker or finder with respect to the transactions contemplated hereunder, except as otherwise disclosed.

k.           Representations True as of Time of Transaction.  All representations and warranties made by the Company in this Agreement shall be materially true and correct immediately prior to the occurrence of any Transaction with the same effect as if they had been made at and as of that time.

l.           Accuracy of Information.  All information provided to (i) Consultant, (ii) any person investing in the securities of the Company, or (iii) in any filing made with the Securities and Exchange Commission, will be accurate, complete and truthful, and, when taken as a whole, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

9.           Warranties and Representations of Consultant.  Consultant represents and warrants to the Company as follows:

a.           Organization and Standing.  Consultant is a Sub Chapter "S" corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has full power and authority to carry on its business as now conducted and as hereinafter contemplated.

b.           Authorization.  All governance proceedings required to be taken by or on the part of Consultant to authorize it to enter into and carry out this Agreement and the transactions contemplated hereby have been duly taken. This Agreement has been duly executed and delivered by Consultant and this Agreement is, and will be, valid and enforceable against it in accordance with its terms.

10.           Disclaimers.  Neither Consultant nor any of its officers, directors, members, employees or agents:

a.           Will provide, or is authorized to provide, the Company with any legal, accounting or tax advice, and the Company shall not rely on what it believes to be such advice from Consultant.

b.           Will engage in the purchase or sale of any securities on behalf of the Company;

c.           Is registered as a broker or dealer, or business opportunity banker, or a representative thereof, under any federal or state law or regulation;

d.           Is a member of any self-regulatory organization, such as the Financial Institutions National Regulatory Association.

11.           Term.  The Term of this Agreement shall commence on the date hereof, and shall be terminable by the Company or Consultant upon 30 days’ prior notice on the earlier of (i) the same date one year hence, or (ii) 90 days following the occurrence of a Transaction, subject to an extension of 60 days as provided in Section 3.  Except for the obligations of the Consultant under Section 2 of this Agreement, all other provisions shall survive the termination of the Term of this Agreement.

12.           Notices.  To be effective, all notices, consents, approvals or other communications required or permitted hereunder shall be in writing.  A written notice or other communication shall be deemed to have been given hereunder (i) if delivered by hand, when the notifying party delivers such notice or other communication to all other parties to this Agreement, (ii) if delivered by telecopier or overnight delivery service, on the first business day following the date of such notice or other communication is transmitted by telecopier or timely delivered to the overnight courier, or (iii) if delivered by mail, on the third business day following the date such notice or other communication is deposited in the U.S. mail by certified or registered mail addressed to the other party.  Mailed or telecopied communications shall be directed as follows unless written notice of a change of address or telecopier number has been given in writing in accordance with this Section:

If to the Company:                                        TrailBlazer, Inc.
                                                                        c/o Dill, Dill Carr, Stonebenner & Hodgins
                                                                        Attention:  Fay Matsukage

                                                                        Denver, CO

If to the Consultant:                                      Advanced Equity Solutions, Inc.
                                                                        1045 Pepper Lane
                                                                        Fernley, NV  89408
                                                                        Attention:  James Hunter

13.           Arbitration.  All disputes or claims arising out of or in any way relating to this Agreement shall be submitted to and determined by final and binding arbitration under the rules of the American Arbitration Association.  Arbitration proceedings may be initiated by the Company or the Consultant upon notice to the other and to the American Arbitration Association, and shall be conducted by one arbitrator under the rules of the American Arbitration Association in Henderson, Nevada or such other location mutually agreed upon by the parties.  The notice must specify, in general, the issues to be resolved in any such arbitration proceeding.  The arbitrator shall be selected by agreement of the Company and the Consultant from a list of five or more arbitrators proposed to the Company and the Consultant by the American Arbitration Association, or may be a person not on such list as agreed to by the Company and the Consultant.  If the Company and the Consultant fail to agree on the person to serve as arbitrator within 15 days of delivery of the list as proposed by the American Arbitration Association, then at the request of the Company or the Consultant such arbitrator shall be selected at the discretion of the American Arbitration Association.  If the arbitrator shall determine that any arbitration proceeding was commenced by a party frivolously or without any basis, or primarily for the purpose of harassment or delay, the arbitrator may assess such party the cost of such proceedings including reasonable attorneys’ fees of the other party.  In all other cases, each party to the arbitration proceedings shall bear its own costs and its pro-rata share of its fees and expenses charged by the arbitrator and the American Arbitration Association in connection with any arbitration proceeding.  Notwithstanding the foregoing, nothing herein will prevent a party from seeking and obtaining equitable relief from a court of competent jurisdiction pending a final decision of the arbitrator and the proper filing of such decision with such court.

14.           Independent Consultant Status.  Neither Consultant, nor any agent of Consultant, shall be considered an agent or employee of the Company or any of its Affiliates for any purpose, but shall be an independent Consultant.  The Company shall not exercise any supervision over the Consultant or its agents in the performance of Consultant’s services hereunder, nor shall the Company require the Consultant’s compliance with detailed orders or instructions.  Neither Consultant, nor any agent of Consultant, have the right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the Company or any Affiliate, nor to accept service of legal process addressed to or intended for the Company or any Affiliate, nor to bind the Company or any Affiliate in any manner whatsoever.

15.           Confidentiality.  The Consultant will not disclose, and will use its best efforts to prevent such disclosure by its agents and employees, Confidential Information of the Company or its Affiliates.

16.           Indemnification by the Company.  The Company will indemnify and hold harmless the Consultant and Consultant’s officers, directors, employees, agents or Affiliates (referred to as “Indemnified Persons”) from and against any losses, claims, damages, liabilities, causes of action and expenses (referred to collectively as Claims”) made or brought by, or resulting from the action of, any third party, arising out of or in connection with the Agreement, a Transaction, or Consultant’s obligations or activities hereunder, provided that it is determined judicially or in binding arbitration that such Claims arose primarily or solely as a result of the gross negligence or willful misconduct of the Indemnified Person seeking indemnification.

17.           Miscellaneous.

a.           Entire Agreement; Modification.  This Agreement constitutes the full and complete understanding and agreement of the parties with respect to the services to be provided by the Consultant to the Company, and supersedes any prior understanding or agreement between the parties relating thereto.  No amendment or modification of any provision of this Agreement shall be binding unless made in writing and signed by the parties hereto.

b.           Successors.  This Agreement shall be binding upon and inure to the benefit of the Company and the Consultant and their respective successors and assigns; provided, however neither party shall have any right to assign, delegate or otherwise transfer any of their respective rights or obligations hereunder without the approval of the other party, which approval will not be unreasonably withheld.  The term “successors” as used herein shall include any corporation or other business entity that shall acquire, whether by merger, consolidation, purchase or otherwise, all or substantially all of the business and assets of a party to this Agreement, and successors of any such corporation or other business entity.

c.           Waiver.  No waiver of any term, condition or covenant of this Agreement by a party shall be deemed to be a waiver of any subsequent breaches of the same or other terms, covenants or conditions hereof by such party.

d.           Construction.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective or valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

e.           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the state of Nevada.

f.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement effective as of the day and year first above written.

The Company	Consultant

TrailBlazer, Inc.	Advanced Equity Solutions, Inc.

By: /s/ Samuel W. Fairchild	By: /s/
Its: President & Chairman	Its:

Exhibit A
Business of the Company